[LOGO--THE PRUDENTIAL]                              THE PRUDENTIAL
                                                          INSURANCE COMPANY
                                                          OF AMERICA

                     AMENDMENT TO BE ATTACHED TO AND MADE A
                   PART OF GROUP ANNUITY CONTRACT NO. GA-XXXX

Effective November 1, 19XX, the contract is hereby modified as follows:

I. The second paragraph of Section 1.1(b) of the contract is amended by adding the following after the third sentence:

     1.1  Nature of Contract and Variable Contract Account-2--The Committee:

     (b) NATURE OF ACCOUNT:

     Such assets are not chargeable with liability arising out of any other business conducted by Prudential.

II. The third paragraph of Section 3.3 is hereby inoperative and the third sentence of the second paragraph of Section 3.3 of the contract is replaced by the following:

     3.3 VCA-2 Accumulation Unit and Accumulation Unit Value:

     The Accumulation Unit Value for any subsequent Business Day is determined as of the end of such day by subtracting from the value of all securities, cash and other assets in VCA-2, the amount of its liabilities (including investment management fee, other accrued expenses and dividends payable), and dividing the result by the number of outstanding Accumulation Units.


                                             THE PRUDENTIAL INSURANCE
                                               COMPANY OF AMERICA

                                             By: _____________________________
                                                 Title:


                                             Date: January 1, 199XX
                                                   ---------------------------


GAA-8052                                                             104750/440g